Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

BioScience Health Innovations Inc.

2722 S. West Temple

South Salt Lake, Utah 84115

We hereby consent to the use in the Prospectus constituting a part of this offering statement of our report dated March 13, 2025, relating to the consolidated financial statements of BioScience Health Innovations Inc. as of and for the year ended December 31, 2024, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Mac Accounting Group & CPAs, LLP

Midvale, Utah

November 25, 2025